Exhibit 20 (a)

                ANNUAL SERVICER'S CERTIFICATE
                   FINGERHUT MASTER TRUST


     The undersigned, a duly authorized representative of Fingerhut Corporation, as the prior Servicer pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of January 12, 1997 (the "Pooling and Servicing Agreement"), by and among Fingerhut Receivables, Inc. (the "Transferor"), Fingerhut National Bank, as Servicer and The Bank of New York (Delaware), as trustee (the "Trustee") does hereby certify that:

     1. Fingerhut Corporation was Servicer under the Pooling and Servicing Agreement until January 12, 1997. After January 12, 1997, Fingerhut National Bank was appointed as Servicer but Fingerhut Corporation remains jointly and severally liable as servicer.

     2. The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

     3.   This Certificate is delivered pursuant to Section
3.5 of the Pooling and Servicing Agreement.

     4. A review of the activities of the Servicer during the period from the Closing Date until December 27, 1996 was conducted under my supervision.

     5. Based on such review, the Servicer has, to the best of my knowledge, fully performed all of its obligations under the Pooling and Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

     6. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Pooling and Servicing Agreement, including any Supplement, known to me to have been made during such period which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

          None.

     IN WITNESS WHEREOF, the undersigned has duly executed this certificate on March 27, 1997.


                         FINGERHUT CORPORATION


                              /s/James M. Wehmann
                         --------------------------
                         Name:     James M. Wehmann
                         Title:    Treasurer